Exhibit 99.1

UNITY Biotechnology Announces Actions to Focus on Senolytic Programs in Ophthalmology and Neurology

- Corporate restructuring to extend cash runway through mid-2022 and key milestones -

- UBX1325 to enter clinical development in patients with diabetic macular edema -

SAN FRANCISCO, Calif., Sept. 15, 2020 (GLOBE NEWSWIRE) - UNITY Biotechnology (“UNITY”) [NASDAQ:UBX], a biotechnology company developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging, today announced it has initiated a restructuring to align its resources on cellular senescence programs in ophthalmology and neurology while further extending operating capital. UNITY will advance UBX1325 to Phase 1 clinical development in patients with diabetic macular edema, and expects to dose the first patient in the second half of 2020, consistent with prior guidance.

UNITY has prioritized its portfolio and aligned resources to deliver on key development milestones and drive innovation:

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UBX1325 targets Bcl-xL, a novel mechanism to eliminate senescent cells in age-related diseases of the eye. The UBX1325 Phase 1 study in diabetic macular edema is expected to begin before the end of the year. UBX1967 remains in the portfolio as a molecularly distinct backup to UBX1325.

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UNITY’s neurology programs will target core features of neurodegenerative diseases. These programs build upon UNITY’s foundational cellular senescence research platform and will focus on senolytic therapies for neurological diseases as well as exploring novel mechanisms for cognitive benefit.

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UNITY’s research programs will explore therapeutic modalities beyond small molecule approaches to significantly expand the target space for modulating senescent cell biology implicated as drivers of diseases of aging.

Revised Financial Guidance

UNITY will reduce its workforce by approximately 30% to optimize capital allocation and align with key strategic priorities, resulting in an estimated 75 full-time employees by the end of the year. These steps to focus resources are expected to extend the cash runway through mid-2022, with current cash and cash equivalents projected to fund UNITY through key clinical data readouts for UBX1325 and IND-enabling studies for UBX1967.

“UNITY is a pioneer in the development of therapeutics targeting senescent cells at the crux of many age related diseases, and we will continue to build on this scientific foundation as we advance our pipeline,” said Anirvan Ghosh, Ph.D., chief executive officer of UNITY. “At UNITY, we have an extraordinary team that has contributed greatly to the advancement of this field, and we are deeply grateful for the contributions that all of our employees have made. Moving forward we will have a leaner and more agile team, which is well-resourced to advance our pipeline programs to key milestones.”

Dr. Ghosh added: “We are excited about advancing UNITY’s lead ophthalmology program, UBX1325, into clinical studies in patients with diabetic macular edema, an indication with a well-defined development path and objective endpoints. In addition, I see significant opportunities emerging from programs in our preclinical pipeline targeting ophthalmologic and neurologic disease. I look forward to using my experience leading drug discovery and development programs in these areas to advance the development of a new class of high efficacy therapies.”

About UNITY

UNITY is developing a new class of therapeutics to slow, halt or reverse diseases of aging. UNITY’s current focus is on creating medicines to selectively eliminate or modulate senescent cells and thereby provide transformative benefit in age-related ophthalmologic and neurologic diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to UNITY’s understanding of cellular senescence and the role it plays in diseases of aging, the potential for UNITY to develop therapeutics to extend healthspan, including for ophthalmologic and neurologic disease, the potential for UNITY to successfully commence and complete clinical studies of UBX1325 for diabetic macular edema and other ophthalmologic l diseases, the expected timing of initial results of the Phase 1 study of UBX1325 in diabetic macular edema, the expected size of UNITY’s workforce following the restructuring, the impact of the workforce reduction on UNITY’s business, and UNITY’s expectations regarding the sufficiency of its cash runway. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the development of preclinical and clinical drug candidates, including delaying or disrupting the enrollment of patients in clinical trials. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this release. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see UNITY’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission on July 31, 2020, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission.

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